Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Second Quarter of 2013

CHELMSFORD, Mass.--(BUSINESS WIRE)--July 25, 2013--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the second quarter ended June 30, 2013 of $68.6 million, an increase of 4.9% compared with $65.4 million for the second quarter of 2012, and an increase of 1.3% compared with $67.7 million for the first quarter of 2013. Net income for the quarter was $18.0 million, or $0.58 per diluted share, an increase of 5.1% compared with $17.2 million, or $0.56 per diluted share, for the second quarter of 2012, and an increase of 2.6% compared with $17.6 million, or $0.57 per diluted share, for the first quarter of 2013.

For the second quarter of 2013, revenue from customers in the United States was $30.2 million, or 44.0% of the company’s total revenue, and revenue from customers outside the United States was $38.4 million, or 56.0% of total revenue. Gross margin was 72.4% for the second quarter of 2013, compared with 74.5% for the second quarter of 2012 and 73.7% for the first quarter of 2013. Operating income for the second quarter of 2013 was $27.5 million, or 40.1% of revenue, compared with $26.2 million, or 40.1% of revenue, for the second quarter of 2012 and $27.1 million, or 40.1% of revenue, for the first quarter of 2013. Total cash and marketable securities at June 30, 2013 was $438.2 million, an increase of $8.8 million for the quarter.

Business Outlook

The company expects revenue for the third quarter ending September 30, 2013 to be in the range of $66.5 million to $68.5 million and net income to be in the range of $16.7 million to $17.7 million, or $0.54 to $0.57 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9866. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4627501. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)

(In thousands)
	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$248,197	$269,157
Marketable securities	189,972	140,069
Accounts receivable, net	35,737	30,921
Inventories	76,477	65,926
Income taxes receivable	4,672	1,566
Prepaid expenses and other current assets	2,669	2,761
Deferred taxes	14,213	14,988
Total current assets	571,937	525,388
Property and equipment, net	36,663	36,294
Deferred taxes	1,700	709
Other assets	9,415	11,172
Total assets	$619,715	$573,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,668	$3,205
Accrued expenses	14,843	12,889
Income taxes payable	239	584
Deferred revenue and customer advances	4,793	4,699
Total current liabilities	24,543	21,377
Long-term income taxes payable	3,401	412
Deferred taxes	521	446
Other liabilities	110	124
Total liabilities	28,575	22,359
Total stockholders' equity	591,140	551,204
Total liabilities and stockholders' equity	$619,715	$573,563

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)

(In thousands except per-share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenue	$ 68,607	$ 65,387	$ 136,303	$ 128,710
Cost of revenue	18,933	16,675	36,730	33,357
Gross profit	49,674	48,712	99,573	95,353
	72.4%	74.5%	73.1%	74.1%
Operating expenses:
Research and development	12,729	12,421	25,947	24,204
Sales and marketing	5,983	5,995	11,773	11,630
General and administrative	3,422	4,072	7,193	7,840
Total operating expenses	22,134	22,488	44,913	43,674
Income from operations	27,540	26,224	54,660	51,679
	40.1%	40.1%	40.1%	40.2%

Interest and other income (expense), net	132	43	228	(63)
Income before income taxes	27,672	26,267	54,888	51,616
Provision for income taxes	9,622	9,093	19,240	18,450
Net income	$ 18,050	$ 17,174	$ 35,648	$ 33,166

Earnings per share:
Basic	$ 0.59	$ 0.57	$ 1.17	$ 1.09
Diluted	$ 0.58	$ 0.56	$ 1.15	$ 1.08

Weighted average shares outstanding:
Basic	30,608	30,344	30,574	30,336
Diluted	31,026	30,851	31,038	30,826

CONTACT:
Hittite Microwave Corporation
William W. Boecke, V.P. and Chief Financial Officer
978-250-3343